EXHIBIT 99

Retractable Technologies, Inc. Has 3Q 2009 Revenues Increase 19.5 Percent Over 3Q 2008

LITTLE ELM, Texas, November 19, 2009—Retractable Technologies, Inc. (the “Company”) (AMEX: RVP), a leading maker of safety needle medical devices, reported revenues of $10.8 million for the three months ended September 30, 2009, an increase of 19.5% over the same period in 2008.  The increase in total revenues from the year-ago quarter was partially due to the sales generated as a result of the Company’s selection by the U.S. Department of Health & Human Services (“DHHS”) as one of the providers of safety syringes for swine flu vaccinations.  An increase in gross profit was attributed primarily to higher revenues and lower unit cost of production.  The average cost of manufactured product sold decreased 5.4% per unit due to higher volumes.  Loss from operations increased due principally to increased litigation costs and stock option expense, mitigated by a higher gross profit.

For the nine months that ended September 30, 2009, the Company reported revenues of $21.8 million, an increase of 4.7% over the same period in 2008.  Domestic revenues increased 3.5% due principally to sales to the DHHS in the third quarter of 2009, and international revenues increased 11.3% due to higher average international sales prices.  Loss from operations increased due principally to increased litigation costs and stock option expense, mitigated by a higher gross profit.

Further details are available in the Company’s Form 10-Q filed on November 16, 2009, with the Securities and Exchange Commission.

The Company manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes and blood collection devices that virtually eliminate healthcare worker exposure to accidental needlestick injuries.  These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse.  The Company also manufactures and markets Patient Safe™ syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination.  The Company’s products are distributed by various specialty and general line distributors.  For more information on the Company, visit its website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.  Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to maintain liquidity; the Company’s maintenance of patent protection; the impact of current litigation (as it affects our costs as well as market access); the Company’s ability to maintain favorable supplier arrangements and relationships; the Company’s ability to receive royalties from Baiyin Tonsun Medical Device Co., Ltd.; the Company’s ability to quickly increase capacity in response to a dramatic increase in demand (such as by increased orders due to swine flu vaccinations); the Company’s ability to access the market; the Company’s ability to maintain or lower production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com